Exhibit 10.1

AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between Ronald D. Dittemore for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr. Dittemore”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, ATK and Mr. Dittemore have mutually agreed that his employment shall end as provided in this Agreement. In consideration of Mr. Dittemore signing and complying with this Agreement, ATK agrees to provide him with certain payments and other valuable consideration described below. Further, ATK and Mr. Dittemore desire to resolve and settle any and all potential disputes or claims related to Mr. Dittemore’s employment or termination of employment.

WHEREAS, ATK has a need for Mr. Dittemore to help transition certain business for which he has been responsible to a new business group formed within the Company and to assume the special role of Senior Vice President of Strategic Partnerships. In this position, Mr. Dittemore remains an executive officer and will report directly to the Chief Executive Officer of ATK.

WHEREAS, ATK has expended significant time and money on the promotion, advertising, and development of goodwill and a sound business reputation through which ATK has developed a list of customers and has spent time and resources to learn the customers’ needs for ATK’s services and products. This information is a valuable, special and unique asset of ATK, which Mr. Dittemore acknowledges constitutes confidential and proprietary information.

WHEREAS, ATK has expended significant time and money on technology, research and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of ATK, which Mr. Dittemore acknowledges constitutes confidential and proprietary information.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential or proprietary information or trade secrets, or Mr. Dittemore’s unauthorized use of such information or trade secrets would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and Mr. Dittemore mutually agree to the following terms and conditions:

1.                                       Last Day of Employment. Mr. Dittemore commits to remain as an employee of ATK until March 31, 2009 or a different date if mutually agreed to by the parties (“Termination Date”).

(a)                                 Final Paycheck. Mr. Dittemore’s final paycheck will include all salary earned through his last day of employment. ATK will also pay Mr. Dittemore for any accrued, but unused vacation/PTO.

(b)                                Transition Payment. Mr. Dittemore will receive a single lump-sum payment in the amount of $1,544,500 (“Transition Payment”). This payment will be made after Mr. Dittemore’s Termination Date, but no later than June 15, 2009. It will be subject to all applicable withholdings and will be taxable as payroll wages. No 401k Plan deductions will be taken from the Transition Payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(c)                                 Executive Incentive Pay. Mr. Dittemore is eligible for the Executive Incentive Plan (EIP) program for Fiscal Year 2009 (“FY09”). Payment under the EIP program will be based solely on the actual business performance as established in the beginning of FY09, and Mr. Dittemore will receive the full discretionary award with no downward adjustment made to it. The amounts paid will be made in a single lump sum payment in cash at the time all other EIP participants receive payment. Mr. Dittemore’s payment will be based 100% on the achievement of corporate goals.

(d)                                Restricted Stock. Mr. Dittemore has one unvested restricted stock award which was granted on October 31, 2005, for 5000 shares which according to the terms of his Restricted Stock Award Agreement will vest upon his Termination Date.

(e)                                 Performance Shares and Cash Incentive Payments. Mr. Dittemore has three Performance Award Agreements. In accordance with these Performance Award Agreements, Mr. Dittemore will receive a prorated number of performance shares and a prorated cash incentive payment, as applicable, based on the amount of active service time during the applicable fiscal year. Specifically, assuming the last day of employment of March 31, 2009:

(i)                                                                                    For the Performance Award Agreement dated April 1, 2006, for the fiscal year 2007-2009 performance period, the award will be the total earned amount.

(ii)                                                                                 For the Performance Award Agreement dated March 12, 2007 for the fiscal year 2008 – 2010 performance period, the award will be prorated 24/36 of total earned amount.

(iii)                                                                              For the Performance Award Agreement dated March 10, 2008 for the fiscal year 2009 – 2011 performance period, the award will be prorated 12/36 of total earned amount.

ATK expects to make payment of each award following the completion of the applicable performance period which ATK currently expects to be in May after each of those periods; but in no event will the payment be later than the last day in the calendar year in which the performance period ends. The number of shares delivered and the amount of any cash payment depend on whether and to what extent ATK meets the objectives that were established when the performance awards were granted. All payments will be taxed in accordance with the federal and state tax laws that apply and ATK practice and will be subject to the terms of the applicable Performance Award Agreements.

(f)                                   Stock Options. All of Mr. Dittemore’s stock options have vested. All stock options that are exercisable on Mr. Dittemore’s termination date remain exercisable until the earlier of (i) the option’s expiration date under the Non-Qualified Stock Option Agreement from which it was granted, or (ii) three years from his Termination Date. All terms of the Non-Qualified Stock Option Agreement(s) apply.

(g)                                Deferred Compensation. Any compensation that has been deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (or predecessor plan) shall be paid in accordance with Mr. Dittemore’s pre-selected distribution options and the terms of that plan. There are no current outstanding deferral elections for compensation (including salary, bonuses and performance awards).

(h)                                Financial Planning. Mr. Dittemore will be provided with Ayco financial planning for one year following his Termination Date. The value of this service will not exceed $15,500.

(i)                                    Retirement Benefits. Mr. Dittemore’s retirement benefits under the ATK defined benefit pension plan applicable to him will be paid in accordance with his elections under that plan. Mr. Dittemore’s non-qualified Supplemental Executive Retirement Plan benefit will be paid in accordance with that plan’s terms.

2.                                       Retention Period. Mr. Dittemore agrees to remain working for the Company in the position of Senior Vice President Strategic Partnership through his Termination Date. During this period, Mr. Dittemore agrees to work diligently and in good faith in aiding the transition of the business group for which he was responsible, to engage fully in the continued development of business with NASA, and to serve as ATK’s liaison with senior NASA leadership. Mr. Dittemore will work from his primary residence during this period and will be reimbursed for appropriate expenses to equip his place of residence to perform his obligations. Mr. Dittemore will report to and take work direction from the Chief Executive Officer of the Company.

3.                                       Post Employment Restrictions.

(a)                                  Confidentiality and Non-Disparagement. In the course of Mr. Dittemore’s employment with ATK, he has had access to confidential and proprietary information and trade secrets. Mr. Dittemore agrees to maintain the confidentiality of ATK’s confidential and proprietary information and trade secrets. Mr. Dittemore agrees not to disclose or otherwise make available to any person, company, or other party confidential or proprietary information or trade secrets. Further, Mr. Dittemore agrees not to make any disparaging or defamatory comments about any ATK employee, director or officer, the Company, or any aspect of his employment or termination from employment with ATK.

(b)                                Competition Restrictions. For a one year period following his Termination Date, Mr. Dittemore agrees he will not directly or indirectly, personally engage in, nor own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that ATK manufactures, markets or sells to any customer anywhere in the world. This restriction includes but is not limited to those companies listed on Exhibit A to this Agreement. If during this restricted period Mr. Dittemore wishes to obtain employment, he agrees to meet and confer in good faith with ATK prior to accepting such employment. Mr. Dittemore will provide ATK with the name of any potential future employer and give ATK the right to provide a copy of this provision to said potential employer.

(c)                           Non-solicitation. For a one year period following his Termination Date, Mr. Dittemore will not directly or indirectly solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will he own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the restricted period.

4.                                       Return of ATK Property. Prior to Mr. Dittemore’s last day of employment, Mr. Dittemore will return all ATK confidential or proprietary information, credit card, Blackberry, documents, records, correspondence, identification badge, files, keys, software and equipment. Notwithstanding the forgoing, Mr. Dittemore will keep the equipment and supplies provided for his home office. Further, Mr. Dittemore will repay to ATK any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time. These debts may be withheld from the Transition Payment, if any.

5.                                       General Release of Claims. Except as stated in Paragraph 7, Mr. Dittemore hereby releases and forever discharges ATK from all claims and causes of action, whether or not he currently has knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK. This General Release includes, but is not limited to claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act, the Minnesota Human Rights Act,  Minn. Stat. Chap. 181, and the Utah Anti-Discrimination Act, all as amended.

This General Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr. Dittemore further understands that this General Release extends to all claims which he may have as of this date against ATK based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

Mr. Dittemore agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 7, Mr. Dittemore is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

6.                                       Breach of Agreement and General Release of Claims. If Mr. Dittemore breaches any provision of this Agreement and General Release of Claims, then Mr. Dittemore will not be entitled to, and shall return, the Transition Payment provided in Paragraph 1. Nor will he be entitled to the other benefits provided under this Agreement. ATK will be entitled to attorneys’ fees and costs incurred in its defense including collecting the repayment of applicable consideration.

7.                                       Exclusions from General Release. Mr. Dittemore is not waiving his right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA, as amended, or his right to assert claims that are based on events that happen after this General Release becomes effective. Mr. Dittemore agrees that ATK reserves any and all defenses, which it has or might have against any claims brought by him. These defenses include, but are not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to him reduced by the amount of money paid to him pursuant to this Agreement and General Release. Nothing in this General Release interferes with his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation or proceeding. Nevertheless, Mr. Dittemore understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

8.                                       Right to Revoke. This Agreement does not become effective for a period of fifteen (15) days after it is signed by Mr. Dittemore and he has the right to cancel it during that time. Any decision to revoke this Agreement must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to the Company’s Senior Vice President of Human Resources, Alliant Techsystems Inc., 7480 Flying Cloud Drive, Minneapolis, MN 55344. Mr. Dittemore understands that if he decides to revoke this Agreement, he will not be entitled to any Transition Payment or the other benefits provided under this Agreement.

9.                                       No Wrongdoing. By entering into this Agreement, ATK does not admit that it has acted wrongfully with respect to the employment of Mr. Dittemore, nor does Mr. Dittemore have any rights or claims against ATK.

10.                                 No Adequate Remedy at Law. Mr. Dittemore acknowledges and agrees that his breach of the post-employment restrictions provided in Paragraph 3 would cause irreparable harm to the Company and the remedy at law would be inadequate. Accordingly, if Mr. Dittemore violates any of the provisions in Paragraph 3, ATK is entitled to injunctive relief in addition to any other legal or equitable remedies.

11.                                 Choice of Law and Venue. The terms of this Agreement will be governed by the laws of Utah (without regard to conflict of laws principles). Any legal action to enforce this Agreement shall be brought in a competent court of law in Salt Lake County, Utah.

12.                                 Severability. If any of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. In the event that any court having jurisdiction of the parties should determine that any of the post-employment restrictions set forth in Paragraph 3 of this Agreement are overbroad or otherwise invalid in any respect, Mr. Dittemore acknowledges and agrees that the court so holding shall construe those provisions to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

13.                                 No Assignment. This Agreement is personal to Mr. Dittemore and cannot be assigned to any other person or entity.

14.                                 Attorneys’ Fees. Mr. Dittemore is responsible to pay his own costs and attorneys’ fees, if any, that he incurred in consulting with an attorney about this Agreement.

15.                                 Entire Agreement. This Agreement and General Release constitutes the entire agreement between ATK and Mr. Dittemore regarding the subject matter included in this document. Mr. Dittemore agrees that there are no promises or understandings outside of this Agreement, except with respect to his continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as his obligation to maintain the confidentiality of secret or top secret information. This Agreement supersedes and replaces all prior or contemporaneous discussions, negotiations or understandings regarding Mr. Dittemore’s termination of employment and the subject matter of this Agreement, whether written or oral, except as set forth herein. Any modification or addition to this Agreement must be in writing, signed by an officer of ATK and Mr. Dittemore.

16.                                 Opportunity to Review. Mr. Dittemore certifies that he is signing this Agreement and General Release voluntarily and with full knowledge of its consequences. He understands that he has at least twenty-one (21) days from the date he received this Agreement and General

Release to consider it, and that he does not have to sign it before the end of the twenty-one (21) day period. Mr. Dittemore is advised to use this time to consult with an attorney prior to executing this Agreement and General Release.

17.                                 Understanding and Acknowledgement. Mr. Dittemore understands all of the terms of this Agreement and General Release and has not relied on any oral statements or explanation by ATK. Mr. Dittemore agrees he has had adequate time to consult with legal counsel and to consider whether to sign this Agreement and General Release and is signing it knowingly and voluntarily.

IN WITNESS WHEREOF, Mr. Dittemore has executed this Agreement and General Release by his signature below.

Alliant Techsystems Inc.		Ronald D. Dittemore

/s/ Paula J. Patineau		/s/ Ronald D. Dittemore
By: Paula J. Patineau		Signature
Its: Senior Vice President
Human Resources
and Administrative Services

Date:	6/9/08	Date:	18 June 2008